Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Vance Sherard, CFA
	663 Highway 60, P.O. Box 807		Sr. Director - Corporate Development & Investor Relations
	Monett, MO 65708		(417) 235-6652

		Press Contact:	Mark Folk
Sr. Manager Corporate Comm.
(704) 890-5323

Jack Henry & Associates Announces Executive Leadership Retirements

MONETT, MO, November 3, 2021 – Jack Henry & Associates, Inc.® (NASDAQ: JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. The company announced today that Chief Financial Officer (CFO) and Treasurer Kevin Williams and Chief Technology Officer (CTO) Ted Bilke have both informed the Company of their intention to retire in June 2022. Jack Henry will be working with an executive search firm to identify and evaluate potential successors to replace Williams from a pool of internal and external candidates. Ben Metz, Head of Digital at Jack Henry, has been named Bilke’s successor and will assume the role of Chief Digital & Technology Officer (CDTO) in January when Bilke steps down as CTO. Bilke will remain with the Company until his retirement to assist Metz with the transition.
Williams began his 23-year career with Jack Henry as the company’s Controller in 1998 and was named CFO/Treasurer in 2001. Bilke joined Jack Henry in 2005 as Director of Operations of the Symitar division and was named CTO in 2019.

“On behalf of the entire Board and management team, I want to thank Kevin and Ted for their dedication and valuable contributions during their careers at Jack Henry. They have both played critical roles in the company’s growth and success in recent years, and we wish each of them well as they move into these next phases of their lives,” remarked David Foss, Board Chair, President and CEO, “I am happy to confirm that Kevin will be with us during and after the search process to ensure a successful transition.”

Foss went on to say, ”It also gives me great confidence to know that Ben Metz, who co-founded Banno and has been instrumental in growing our digital offerings, is stepping into the role of CDTO. Not only does he have a comprehensive understanding of the financial technology industry and deep knowledge of our business, but he is also passionate about the Jack Henry brand and is highly respected by his colleagues across the organization. I look forward to working closely with Ben in his new role to further fuel Jack Henry’s success as we continue to innovate new technology solutions.”

Williams said, “It has been an honor to be associated with this outstanding company for more than 30 years and as an employee for more than 23 years. I am thankful for the many personal relationships I have had the pleasure of building with customers, employees, shareholders, and others in the industry over the years. My heartfelt appreciation goes out to each of our approximately 6,800 employees for their support and ongoing commitment to customer care and innovation of solutions. Jack Henry is extremely well positioned for the future with a strong team and a solid foundation. I was blessed to have been able to work with and become friends with our founders Jack Henry and Jerry Hall, both of whom were true visionaries. It has been an honor to work with our dedicated board of directors over my tenure. This is the right time for me personally to begin the transition to the next generation of leadership, and I look forward to assisting in the search for my replacement and completing a smooth transition.”

Bilke stated, “I am humbled and honored to be part of Jack Henry’s 45-year history and am proud of what we’ve accomplished. Looking ahead, I am focused on helping make this a seamless transition.”

About Jack Henry & Associates, Inc.

Jack Henry (NASDAQ: JKHY) is a leading SaaS provider primarily for the financial services industry. We are a S&P 500 company that serves approximately 8,500 clients nationwide through three divisions: Jack Henry Banking® provides innovative solutions to community and regional banks. Symitar® provides industry-leading solutions to credit unions of all sizes; and ProfitStars® offers highly specialized solutions to financial institutions of every asset size, as well as diverse corporate entities outside of the financial services industry. With a heritage that has been dedicated to openness, partnership, and user centricity for more than 40 years, we are well-positioned as a driving market force in cloud-based digital solutions and payment processing services. We empower our clients and consumers with the human-centered, tech-forward, and insights-driven solutions that will get them where they want to go. Are you future ready? Additional information is available at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.